Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-174796, 333-191691 and 333-204218 on Form S-8 and Registration Statement Nos. 333-191756 and 333-206629 on Form S-3 of our reports dated February 26, 2016, relating to the consolidated financial statements and financial statement schedule of SCANA Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2015.

/s/DELOITTE & TOUCHE LLP
Charlotte, North Carolina
February 26, 2016